Exhibit 99.1

PRESS RELEASE For Immediate Release

Contacts:

Sean Dell’Orto Highland Hospitality Corporation 703-336-4921	Kathy Shepard Hilton Hotels Corporation 310-205-7676

HIGHLAND HOSPITALITY CORPORATION ACQUIRES

THE HILTON BOSTON BACK BAY FROM

HILTON HOTELS CORPORATION

MCLEAN, VA and BEVERLY HILLS, CA – October 24, 2005 – Highland Hospitality Corporation (NYSE:HIH), a lodging real estate investment trust, or REIT and Hilton Hotels Corporation (NYSE:HLT), announced today that Highland has acquired the 385-room Hilton Boston Back Bay hotel from Hilton. The purchase price for the hotel is $110.0 million, or approximately $286,000 per room. Hilton will continue to manage the property under the terms of a long-term management agreement.

James L. Francis, Highland’s President and CEO, stated, “We are pleased to announce the closing of this acquisition in one of the top five gateway markets in the United States. The Hilton Boston Back Bay is a tremendous addition to our portfolio, and will benefit from Hilton’s management expertise and cluster operations in Boston.”

“With this transaction, Highland Hospitality now owns five hotels operating within the Hilton Family of Brands. We welcome this expanded relationship and look forward to working with the Highland Hospitality as we continue to manage this outstanding asset,” said Robert M. La Forgia, senior vice president and chief financial officer, Hilton Hotels Corporation.

PRESS RELEASE For Immediate Release

The Hilton Boston Back Bay hotel is ideally located in the heart of Boston’s most picturesque area and historic Back Bay neighborhood, only four miles from Logan International Airport and adjacent to the 250,000 square foot Hynes Convention Center and The Shops at Prudential Center mixed-use development complex. The hotel is also located near some of Boston’s leading attractions and historical sites, including Fenway Park, the Museum of Fine Arts, Symphony Hall, fashionable Newbury Street, Copley Place, and Boston Common.

Highland Hospitality Corporation is a self-advised lodging real estate investment trust, or REIT, focused on hotel investments primarily in the United States. With the acquisition of the Hilton Boston Back Bay, the Company currently now owns 21 hotel properties with an aggregate of 6,270 rooms in eleven states and Mexico. Additional information can be found on the Company’s website at www.highlandhospitality.com.

Hilton Hotels Corporation is recognized internationally as a preeminent hospitality company. The company develops, owns, manages or franchises more than 2,300 hotels, resorts and vacation ownership properties. Its properties includes many of the world’s best known and most highly regarded hotel brands including Hilton®, Conrad®, Doubletree®, Embassy Suites Hotels®, Hampton Inn®, Hampton Inn & Suites®, Hilton Garden Inn®, Hilton Grand Vacations Company® and Homewood Suites by Hilton®.

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “ may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Highland Hospitality Corporation’s control. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.